EXHIBIT 99.1
DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s
	Poor’s	Investors
	Corporation	Service	Fitch, Inc.

At June 30, 2005
HSBC Finance Corporation
Senior debt	A	A1	AA-
Senior subordinated debt	A-	A2	A+
Commercial Paper	A-1	P-1	F-1+
Series B preferred stock	BBB+	A3	A+
HFC Bank Limited
Senior debt	A	A1	AA-
Commercial paper	A-1	P-1	F-1+
HSBC Bank Nevada, National Association
Senior debt	A	A1	AA-